January 4, 2010                                                                                                                                             Exhibit 99.2

Dear Co-worker:

As I step into my new role as CEO, I’m proud and excited to be leading the greatest team in the airline industry.  You have proven again and again that you can provide the best customer service and product in the business, despite the many challenges that have become the “new normal” for this industry.  You just proved that yet again over the holidays, when you performed at the top of your game in one of the worst winter storms in decades on one of the busiest travel days of the year.  No one does it better.

Now we need to focus on conquering our biggest challenge of all: making money on an on-going basis.  Making money will make possible all the good things you want and deserve from Continental – job security, better pay, better benefits, career advancement and retirement security.  Continuing year after year of losses will result in all the things you don’t want – furloughs, pay and benefit reductions, career stagnation and worries about retirement.  We’ve lost almost $1 billion since 9/11 as we’ve managed from one crisis to the next.  It’s our airline and it’s time to take control of our destiny.

To demonstrate my belief in your ability to do just that, I am going to refuse to accept any salary or annual bonus until we make a full-year profit.  I am willing to make this commitment because I have faith in you, and because the tone for any business is set at the top.  I am not asking you or anyone else to reduce their pay. What I am asking is that you join me in making Continental profitable again. I’m asking that you do what you do best – provide our customers outstanding service while working more efficiently, bringing in new revenue and out-performing the competition.

While we face enormous challenges, we also have significant strengths.  We have you – the most professional men and women in the industry.  We belong to the world’s best and most comprehensive airline alliance – Star Alliance.  We fly the newest, most fuel-efficient fleet in the industry, and we have world class facilities.  We continue to ensure that our product is competitive, adding amenities like DIRECTV, Video on Demand and flat-bed seats.

Our greatest strength is and always has been the Continental team and our Working Together culture. You are the key to our success and deserve all of the opportunities that will come from making money again.  It’s our airline.  Let’s get it back in the black so we can all enjoy the benefits that will flow from making money again.

I wish you all a healthy, happy – and prosperous – New Year.

/s/ Jeff